Exhibit 23.2

18012 Sky Park Circle, Suite 200
Irvine, California 92614
tel 949-852-1600
fax 949-852-1606
www.rjicpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement to Amendment No. 2 to Form F-1 of Versus Systems Inc. (the “Company”) of our report dated March 29, 2023, relating to the consolidated financial statements of the Company and subsidiaries as of December 31, 2022 and 2021 and for the years then ended, included in the Company’s Annual Report on Form 20-F as of and for the years ended December 31, 2022 and 2021 and to the reference of our Firm under the caption “Expert” on the Registration Statement.

/s/ Ramirez Jimenez International CPAs

Irvine, California

June 20, 2023